EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Leafly Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Primary offering common shares underlying warrants(2)	Other(3)	10,451,087	$11.50(3)	$120,187,500.50	0.0000927	$11,141.38

Fees to Be Paid	Equity	Secondary offering common shares(5)	Other(4)	3,357,388	$8.35(4)	$28,034,189.80	0.0000927	$2,598.77

Fees to Be Paid	Equity	Secondary offering common shares underlying convertible notes(6)	Other(7)	2,495,997	$12.50(7)	$31,199,962.50	0.0000927	$2,892.24

Fees to Be Paid	Equity	Secondary offering common shares underlying warrants(8)	Other(4)	3,950,311	$8.35(4)	$32,985,096.85	0.0000927	$3,057.72

Fees to Be Paid	Other	Secondary offering warrants(9)	Other(10)	3,950,311	$—(10)	—	—	—

Fees to Be Paid	Equity	Secondary offering common shares(11)	Other(4)	9,234,865	$8.35(4)	$77,111,122.75	0.0000927	$7,148.20

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts							$26,838.31

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$26,838.31

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of: (a) 6,500,776 common shares issuable upon exercise of the warrants sold to investors in Merida’s initial public offering and (b) 3,950,311 common shares issuable upon exercise of the warrants of Merida sold to certain investors in a private placement that took place simultaneously with Merida’s initial public offering, as further transferred from time to time (the “Private Warrants”).

(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants ($11.50).
(4)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $8.35, which is the average of the high and low prices of the shares of the common shares on April 6, 2022 on the NASDAQ Global Market.

(5)

Consists of: (a) 3,237,388 common shares that were issued prior to Merida Merger Corp. I (“Merida”)’s initial public offering and (b) 120,000 common shares that were issued to EarlyBirdCapital, Inc. and its designees prior to Merida’s initial public offering, in each case, as further transferred from time to time.

(6)

Pursuant to the global note governing the Registrant’s convertible notes, this value represents the maximum aggregate number of common shares of the Registrant upon conversion of the notes registered hereby at a conversion rate corresponding to the maximum conversion rate of 80 shares of our common shares per $1,000 principal amount of the notes, plus accrued and unpaid interest, if any. Pursuant to Rule 416 under the Securities Act, the Registrant is also registering such indeterminate number of additional shares of the Registrant’s common shares as may be issuable from time to time upon conversion of the notes as a result of the anti-dilution provisions thereof.

(7)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the conversion price of the convertible notes ($12.50).
(8)	Consists of 3,950,311 common shares that may be issued upon exercise of Private Warrants.
(9)	Consists of 3,950,311 Private Warrants. Each warrant will entitle the warrant holder to purchase one common share of the Registrant at a price of $11.50 per share (subject to adjustment).
(10)

The resale of the warrants and the common shares issuable upon exercise of the warrants are being simultaneously registered hereunder. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such warrants has been allocated to the common shares underlying such warrants and those common shares are included in the registration fee as calculated in footnote (4) above.

(11)

Consists of common shares held by affiliates, being (i) 4,229,121 common shares held by Brendan Kennedy, (ii) 2,927,772 common shares held by Michael Blue, (iii) 23,402 common shares held by Yoko Miyashita, (iv) 13,278 common shares held by Samuel Martin, (v) 276,779 common shares held by Merida Capital Partners III LP, (vi) 1,025,969 common shares held by Merida Capital Partners III QP LP, (vii) 45,844 common shares held by Merida Capital Partners III Offshore, (vii) 43,187 common shares held by Merida Capital Partners III AI LP, and (viii) 649,513 common shares held by Merida Capital Partners IV LP.